Exhibit 8.2

GRANMORE, FITZGERALD & MEANEY

ATTORNEYS AT LAW

49 WETHERSFIELD AVENUE

HARTFORD, CONNECTICUT 06114-1102

______

FAX NO.

(860) 522-9100

{860) 522-3379

August 13, 2015

NUVO Bank & Trust Company

1500 Main Street

Tower Square, Suite 152

Springfield, MA 01115

Re:

Proposed Merger o(NUVO Bank & Trust Company

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the proposed merger (the "Merger") of NUVO Bank & Trust Company, a Massachusetts-chartered bank ("NUVO"), with and into Merchants Bank ("Merchants Bank"), a Vermont-chartered bank wholly owned by Merchants Bancshares, Inc., a Delaware corporation ("Merchants"), with Merchants Bank being the surviving entity, pursuant to the Agreement and Plan of Merger by and between Merchants and NUVO, dated as of April 27, 2015 (the "Agreement"), and the related Bank Merger Agreement between Merchants Bank and NUVO dated July 2, 2015 (together with the Agreement, the "Merger Agreements").1

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Merger Agreements; (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission (the "Registration Statement"), as amended, including the Proxy Statement/Prospectus of Merchants and NUVO; (3) factual representations and certifications made to us by Merchants, Merchants Bank and NUVO (the "Tax Certificates"); and (4) such other instruments and documents related to the formation, organization and operation of Merchants, Merchants Bank and NUVO or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. In addition, we have reviewed the form of opinion of counsel received by Merchants and Merchants Bank from Primmer Piper Eggleston & Cramer PC with respect to the tax consequences of the proposed transaction (the "Primmer Opinion").

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Unless otherwise indicated, all capitalized terms shall have the meaning defmed in the Merger Agreements. All section references are to the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise indicated.

CRANMORE, FITZGERALD & MEANEY

NUVO Bank & Trust Company

August 13, 2015

Page2

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. All representations, warranties, and statements made or agreed to by Merchants, Merchants Bank and NUVO and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (i) those set forth in the Merger Agreements, (ii) those set forth in the Registration Statement, and (iii) those set forth in the Tax Certificates, are, or will be, true, complete and accurate at all relevant times.

3. The Merger will be consummated in accordance with the Merger Agreements and as described in the Registration Statement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment or waiver thereof).

4. The Primmer Opinion has been concurrently delivered and not withdrawn.

Opinion- U.S. Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that it is more likely than not that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Merchants, Merchants Bank nor NUVO has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws after the Effective Time.

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

CRANMORE, FITZGERALD & MEANEY

NUVO Bank & Trust Company

August 13, 2015

3. Our opinions set forth herein are based upon the description of the contemplated transactions as set forth in the Merger Agreements and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinions may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Merger Agreements and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreements and the Registration Statement are not consummated in accordance with the terms of the Merger Agreements and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been provided for use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the "The Merger- Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the .· Securities Act of 1933, as amended.

Sincerely yours,

/S/ CRANMORE, FITZGERALD & MEANEY

CRANMORE, FITZGERALD & MEANEY